Exhibit 99.1

Contact:       Kevin Lycklama or David Lam
                      Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $4.7 Million for First Fiscal Quarter of 2023;
Results Highlighted by Net Interest Margin Expansion

Vancouver, WA – July 28, 2022 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $4.7 million, or $0.21 per diluted share, in the first fiscal quarter ended June 30, 2022, compared to $4.1 million, or $0.19 per diluted share, in the preceding quarter and $5.8 million, or $0.26 per diluted share, in the first fiscal quarter a year ago.
“Earnings for our first fiscal quarter were strong, driven by an increase in net interest income and lower operating expenses compared to last quarter,” stated Kevin Lycklama, president and chief executive officer. “Our approach of managing our funding costs, combined with the increase in loan yields during the quarter, helped to increase our net interest margin by 13 basis points in the first fiscal quarter, compared to the preceding quarter. We are well-positioned for rising interest rates with a strong low-cost core deposit base and ample on-balance sheet liquidity to support increased business activity and loan demand in our markets.”
First Quarter Highlights (at or for the period ended June 30, 2022)

•	Net income was $4.7 million, or $0.21 per diluted share.
•	Pre-tax, pre-provision for loan losses income (non-GAAP) was $6.0 million for the quarter compared to $4.8 million in the preceding quarter and $5.7 million for the year ago quarter.
•	Net interest income increased to $12.7 million for the quarter compared to $11.9 million in the preceding quarter and $11.3 million in the first fiscal quarter a year ago.
•	Net interest margin (“NIM”) expanded to 3.11% for the quarter, compared to 2.98% in the preceding quarter and 3.07% for the year ago quarter.
•	Return on average assets was 1.08% and return on average equity was 11.91%.
•
Riverview recorded no provision for loan losses during the quarter, compared to a $650,000 recapture of loan losses in the preceding quarter and a $1.6 million recapture in the first fiscal quarter a year ago.

•	The allowance for loan losses was $14.6 million, or 1.44% of total loans. The allowance for loan losses excluding SBA purchased and SBA PPP loans (non-GAAP) was 1.53% of total loans.
•	Total loans increased $22.1 million during the quarter. Included in total loans:
o	Riverview purchased $26.8 million of 1-4 family loans during the quarter, offset primarily by a $1.4 million decrease to its organic loan portfolio and a $3.1 million decrease in SBA PPP loans.
•	Asset quality remained strong, with non-performing loans excluding SBA and USDA government guaranteed loans (non-GAAP) at $262,000, or 0.02% of total assets at June 30, 2022.
•	Total deposits increased $82.6 million, or 5.8%, to $1.50 billion, compared to a year earlier, and decreased $38.3 million compared to three months earlier.
•	Total risk-based capital ratio was 16.31% and Tier 1 leverage ratio was 9.29%.
•	Paid a quarterly cash dividend during the quarter of $0.06 per share.

RVSB Reports First Quarter Fiscal 2023 Results
July 28, 2022

Income Statement Review
Riverview’s net interest income was $12.7 million in the current quarter, compared to $11.9 million in the preceding quarter, and $11.3 million in the first fiscal quarter a year ago. The increase in net interest income compared to the prior quarter was driven primarily by higher interest on the non-PPP loan portfolio as well as an increase in investment income and interest earned on our Federal Reserve account from the recent interest rate hikes, which offset a decrease in SBA PPP loan interest and fee income, as this portfolio continues to decline due to SBA forgiveness. Investment income continues to supplement interest income due to the overall growth in the investment portfolio. Additionally, the interest rate environment produced lower interest expense on deposits. The adjusted net interest income (non-GAAP) increased to $12.0 million in the current quarter compared to $11.1 million in the preceding quarter and $10.2 million in the first fiscal quarter a year ago.
During the first quarter of fiscal 2023, $101,000 of interest and net fee income was earned through PPP loan forgiveness and normal amortization. This compared to $440,000 of interest and net fee income on PPP loans during the preceding quarter and $892,000 in the first quarter of the prior year.
Riverview’s NIM was 3.11% for the first quarter of fiscal 2023, a 13 basis-point increase compared to 2.98% in the preceding quarter and a four basis-point increase compared to 3.07% in the first quarter of fiscal 2022. “The increase in investment yields and on balance sheet liquidity contributed to NIM expansion during the quarter,” said David Lam, executive vice president and chief financial officer.
During the first quarter of fiscal 2023, net fees on loan prepayments, which included purchased SBA loan premiums, increased net interest income by $168,000 and increased the NIM by four basis points. This compared to $144,000 in net fees on loan prepayments adding four basis points to NIM in the preceding quarter. The interest accretion on purchased loans totaled $37,000 and resulted in a one-basis point increase in the NIM during the first quarter, compared to $127,000 and a three-basis point increase in the NIM during the preceding quarter. SBA PPP loan interest and fees added two basis points to the NIM for the current quarter, compared to nine basis points for the preceding quarter. The average overnight cash balances were $194.3 million during the quarter ended June 30, 2022, compared to $236.6 million in the preceding quarter and $272.3 million for the first fiscal quarter a year ago. Without the elevated level in overnight cash balances, NIM would have been 31 basis points higher in the current quarter, 44 basis points higher in the prior quarter and 69 basis points higher in the first quarter a year ago. These items resulted in a core-NIM (non-GAAP) of 3.35% in the current quarter, 3.26% in the preceding quarter and 3.64% in the first fiscal quarter a year ago. The following table represents the components of (non-GAAP) Core NIM:

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021

Net interest margin (GAAP)	3.11%	2.98%	3.07%
Net fees on loan prepayments	(0.04)	(0.04)	(0.02)
Accretion on purchased MBank loans	(0.01)	(0.03)	(0.02)
SBA PPP loans	(0.02)	(0.09)	(0.08)
Excess FRB liquidity	0.31	0.44	0.69
Core net interest margin (non-GAAP)	3.35%	3.26%	3.64%

During the first fiscal quarter of 2023, Riverview continued to deploy excess cash into its investment portfolio. Investment securities totaled $437.7 million at June 30, 2022, compared to $418.9 million at March 31, 2022. During the current quarter, the Company purchased $34.9 million in new securities with a weighted average yield of 3.08%. Investment purchases were comprised primarily of agency securities and MBS backed by government agencies.
Average securities balances for the quarters ended June 30, 2022, March 31, 2022, and June 30, 2021, were $441.6 million, $410.4 million and $279.0 million, respectively. The weighted average yields on securities balances for those same periods were 1.74%, 1.63% and 1.53%, respectively.

RVSB Reports First Quarter Fiscal 2023 Results
July 28, 2022

Average PPP loans were $1.5 million in the first quarter compared to $6.8 million in the preceding quarter and $80.3 million in the first fiscal quarter a year ago. During the quarter, Riverview recorded $4,000 in interest income on PPP loans and $97,000 in loan fee amortization into income. This compared to $16,000 in interest income on PPP loans and $424,000 in loan fee amortization during the preceding quarter and $203,000 in interest income on PPP loans and $689,000 in loan fee amortization during the first fiscal quarter a year ago.
Riverview’s loan yields decreased during the quarter to 4.39% compared to 4.43% in the preceding quarter and 4.67% in the first fiscal quarter a year ago. Loan yields excluding PPP loans were 4.36% for the quarter compared to 4.28% in the preceding quarter and 4.69% in the year-ago quarter. The cost of deposits decreased to 0.07% during the first fiscal quarter compared to 0.08% in the preceding quarter, and 0.13% in the first fiscal quarter a year ago.
Non-interest income was $3.1 million during the first fiscal quarter, compared to $3.0 million in the preceding quarter, and $3.6 million in the first fiscal quarter of 2022. Interchange income and brokered loan fee income remained strong. However, brokered loan fees have slowed due to the decrease in mortgage activity and rising interest rates. Non-interest income for the first fiscal quarter a year ago included a $479,000 tax exempt payout on a bank owned life insurance (“BOLI”) policy.
Asset management fees were $1.2 million during the first fiscal quarter compared to $1.1 million in the preceding quarter and $976,000 in the first fiscal quarter a year ago. Riverview Trust Company’s assets under management was $1.2 billion at June 30, 2022, compared to $1.3 billion at both March 31, 2022 and June 30, 2021. The decrease compared to the prior quarter was a result of decreases in stock market-based assets due to the downturn in the financial markets.
Non-interest expense was $9.8 million during the quarter compared to $10.1 million in the preceding quarter and $9.1 million in the first fiscal quarter a year ago. Salary and employee benefits decreased compared to the prior quarter, with prior quarter including fiscal year-end bonuses and incentive pay. However, wage pressures and the competitive landscape for attracting and retaining employees, continues to put pressure on salary and employee benefits. The efficiency ratio was 61.9% for the first fiscal quarter compared to 68.0% in the preceding quarter and 61.4% in the first fiscal quarter a year ago.
Return on average assets was 1.08% in the first quarter of fiscal 2023 compared to 0.97% in the preceding quarter. Return on average equity and return on average tangible equity (non-GAAP) was 11.91% and 14.46%, respectively, compared to 10.23% and 12.30%, respectively, for the prior quarter.
Riverview’s effective tax rate for the first quarter of fiscal 2023 was 22.7%, compared to 23.7% for the preceding quarter, and 21.5% for the year ago quarter.
Balance Sheet Review
Total loans were $1.01 billion at June 30, 2022 compared to $990.4 million three months earlier and $889.5 million a year ago. The $22.1 million increase in loan balances compared to the prior quarter was driven by the purchase of $26.8 million of 1-4 family loans, which was primarily offset by a $1.4 million decline in organic loans, and a $3.1 million decrease in SBA PPP loans due to forgiveness during the quarter. SBA PPP loans, net of fees, totaled $12,000 at June 30, 2022, compared to $3.1 million at March 31, 2022, and $55.5 million at June 30, 2021.
Riverview’s loan pipeline totaled $66.8 million at June 30, 2022 compared to $101.4 million at the end of the prior quarter. Loan activity remained strong, with new loan originations during the quarter totaling $90.7 million compared to $82.8 million in the preceding quarter and $28.0 million in the first quarter a year ago.
Undisbursed construction loans totaled $47.7 million at June 30, 2022 compared to $39.5 million at March 31, 2022, with the majority of the undisbursed construction loans expected to fund over the next several quarters. Undisbursed homeowner association loans for the purpose of common area maintenance and repairs totaled $34.1 million at June 30, 2022 compared to $18.9 million at March 31, 2022. Revolving commercial business loan commitments totaled $57.3 million at June 30, 2022, compared to $66.0 million three months earlier. Utilization on these loans totaled 22.3% at June

RVSB Reports First Quarter Fiscal 2023 Results
July 28, 2022

30, 2022 compared to 18.4% at March 31, 2022. The weighted average rate on loan originations during the quarter improved to 4.71% compared to 3.77% in the preceding quarter.
Total deposits were $1.50 billion at June 30, 2022 compared to $1.53 billion at March 31, 2022, representing a decrease of $38.3 million. Total deposits increased $82.6 million, or 5.8%, compared to a year earlier. Checking accounts, as a percentage of total deposits, totaled 52.0% at June 30, 2022.
Shareholders’ equity was $154.4 million at June 30, 2022 compared to $157.2 million three months earlier and $157.0 million a year earlier. Tangible book value per share (non-GAAP) was $5.78 at June 30, 2022 compared to $5.86 at March 31, 2022, and $5.80 at June 30, 2021. The decrease in tangible book value per share during the current quarter was primarily due to a $4.9 million increase in accumulated other comprehensive loss related to an increase in the unrealized loss on available for sale securities, reflecting the increase in interest rates during the current quarter. Riverview increased its quarterly cash dividend to $0.06 per share on July 21, 2022.
Credit Quality
Asset quality remained strong, with non-performing loans excluding SBA and USDA government guaranteed loans (non-GAAP) at $262,000, or 0.02% of total assets as of June 30, 2022 and $273,000, or 0.02% of total assets at March 31, 2022. Including SBA and USDA government guaranteed loans, non-performing assets were $27.5 million, or 1.62% of total assets, at June 30, 2022 compared to $22.1 million, or 1.27% of total assets, three months earlier and $383,000, or 0.02% of total assets, at June 30, 2021. The increase is attributed to an increase in non-performing SBA and USDA government guaranteed loans where payments have been delayed due to the servicing transfer of these loans between two third-party servicers. Once the servicing transfer is complete, Riverview expects to receive the delayed payments and expects non-performing assets to decrease significantly.
Additional details on government guaranteed portion of the SBA and USDA loans.
The Bank holds approximately $27.2 million of the government guaranteed portion of SBA and USDA loans originated by other banks that, when purchased, were placed into a Direct Registration Certificate (“DRC”) program by the SBA’s former fiscal transfer agent, Colson Inc. (“Colson”). Under the DRC program, Colson was required to remit monthly payments to the investor holding the guaranteed balance, whether or not a payment had actually been received from the borrower. In 2020, Colson did not successfully retain its existing contract as the SBA’s fiscal transfer agent and began transitioning servicing over to a new company called Guidehouse. In late 2021, Guidehouse, under their contract with the SBA, declined to continue the DRC program. After declining to continue the DRC program, all payments under the DRC program began to be held by Guidehouse or Colson until the DRC program could be unwound and the DRC holdings converted into normal pass through certificates. As part of unwinding the DRC program, Colson has requested investors who had received payments in advance of the borrower actually remitting payment return advanced funds before they will process the conversion of certificates. The Bank continues to work with Colson on the reconciliation and transfer of these loans. The Bank expects the reconciliation and unwinding process to continue through the next two quarters and until the reconciliation and unwinding process is completed, these loans will be reflected as past due. The Bank is fully guaranteed to be paid all principal and interest on these loans.

RVSB Reports First Quarter Fiscal 2023 Results
July 28, 2022

Non-performing loans reconciliation, excluding SBA Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021

Non-performing loans (GAAP)	$27,534	$22,099	$383
Less: Non-performing SBA Government Guaranteed loans	(27,272)	(21,826)	-
Adjusted non-performing loans excluding SBA Government Guaranteed loans (non-GAAP)	$262	$273	$383

Non-performing loans to total loans (GAAP)	2.72%	2.23%	0.04%

Non-performing loans, excluding SBA Government Guaranteed loans to total loans (non-GAAP)	0.03%	0.03%	0.04%

Non-performing loans to total assets (GAAP)	1.62%	1.27%	0.02%

Non-performing loans, excluding SBA Government Guaranteed loans to total assets (non-GAAP)	0.02%	0.02%	0.02%

Riverview recorded net loan recoveries of $36,000 during the first fiscal quarter. This compared to an insignificant amount of net loan charge-offs for the preceding quarter and $12,000 net loan recoveries in the first fiscal quarter a year ago. Riverview recorded no provision for loan losses during the first fiscal quarter. This compared to a recapture of loan losses of $650,000 in the prior quarter and a recapture of loan losses of $1.6 million during the first fiscal quarter a year ago.
Classified assets were $6.4 million at both June 30, 2022 and March 31, 2022 and $5.9 million at June 30, 2021. The classified asset to total capital ratio was 3.7% at June 30, 2022 compared to 3.8% three months earlier and 3.6% a year earlier. Criticized assets decreased significantly to $1.3 million at June 30, 2022 compared to $7.8 million at March 31, 2022 and $40.3 million at June 30, 2021.
At June 30, 2022, the allowance for loan losses was $14.6 million, compared to $14.5 million at March 31, 2022 and $17.6 million one year earlier. The allowance for loan losses represented 1.44% of total loans at June 30, 2022 compared to 1.47% in the preceding quarter and 1.98% a year earlier. The allowance for loan losses to loans, net of SBA guaranteed loans (including SBA purchased and PPP loans) (non-GAAP), was 1.53% at June 30, 2022, compared to 1.57% at March 31, 2022 and 2.22% a year earlier. Included in the carrying value of loans are net discounts on the MBank purchased loans, which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $334,000 at June 30, 2022 compared to $371,000 three months earlier.
PPP Loans
During Round 1, Riverview originated 790 PPP loans totaling approximately $112.9 million, net of deferred fees, and in PPP Round 2, Riverview originated 414 PPP loans totaling approximately $54.1 million, net of deferred fees. Unamortized PPP deferred loan fees at June 30, 2022 totaled $1,000 for all PPP loans. At June 30, 2022, only $11,000 in PPP loans from Round 1 and Round 2 remained on the books.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.31% and a Tier 1 leverage ratio of 9.29% at June 30, 2022. Tangible common equity to average tangible assets ratio (non-GAAP) was 7.60% at June 30, 2022.

RVSB Reports First Quarter Fiscal 2023 Results
July 28, 2022

Stock Repurchase Program
On March 9, 2022, Riverview announced that its Board of Directors authorized the repurchase up to $5.0 million of the Company’s outstanding shares in the open market, based on prevailing market prices, or in privately negotiated transactions, over a period beginning on March 21, 2022, and continuing until the earlier of the completion of the repurchase or September 9, 2022, depending upon market conditions. As of June 30, 2022, Riverview had repurchased 211,010 shares at an average price of $7.08 per share.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

RVSB Reports First Quarter Fiscal 2023 Results
July 28, 2022

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021

Shareholders' equity (GAAP)	$154,433	$157,249	$156,976
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(466)	(495)	(588)
Tangible shareholders' equity (non-GAAP)	$126,891	$129,678	$129,312

Total assets (GAAP)	$1,697,711	$1,740,096	$1,617,016
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(466)	(495)	(588)
Tangible assets (non-GAAP)	$1,670,169	$1,712,525	$1,589,352

Shareholders' equity to total assets (GAAP)	9.10%	9.04%	9.71%

Tangible common equity to tangible assets (non-GAAP)	7.60%	7.57%	8.14%

Shares outstanding	21,943,160	22,127,396	22,277,868

Book value per share (GAAP)	$7.04	$7.11	$7.05

Tangible book value per share (non-GAAP)	$5.78	$5.86	$5.80

Pre-tax, pre-provision income
	Three Months Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021

Net income (GAAP)	$4,652	$4,125	$5,755
Include: Provision for income taxes	1,366	1,282	1,580
Include: Provision for (recapture of) loan losses	-	(650)	(1,600)
Pre-tax, pre-provision income (non-GAAP)	$6,018	$4,757	$5,735

RVSB Reports First Quarter Fiscal 2023 Results
July 28, 2022

Net interest margin reconciliation to core net interest margin
	Three Months Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021

Net interest income (GAAP)	$12,661	$11,906	$11,284
Tax equivalent adjustment	21	21	16
Net fees on loan prepayments	(168)	(144)	(43)
Accretion on purchased MBank loans	(37)	(127)	(71)
SBA PPP loans interest income and net fees	(101)	(440)	(892)
Income on excess FRB liquidity	(366)	(109)	(77)
Adjusted net interest income (non-GAAP)	$12,010	$11,107	$10,217

	Three Months Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021

Average balance of interest-earning assets (GAAP)	$1,635,048	$1,623,660	$1,478,715
SBA PPP loans (average)	(1,546)	(6,794)	(80,297)
Excess FRB liquidity (average)	(194,307)	(236,572)	(272,331)
Average balance of interest-earning assets excluding
SBA PPP loans and excess FRB liquidity (non-GAAP)	$1,439,195	$1,380,294	$1,126,087

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021

Net interest margin (GAAP)	3.11%	2.98%	3.07%
Net fees on loan prepayments	(0.04)	(0.04)	(0.02)
Accretion on purchased MBank loans	(0.01)	(0.03)	(0.02)
SBA PPP loans	(0.02)	(0.09)	(0.08)
Excess FRB liquidity	0.31	0.44	0.69
Core net interest margin (non-GAAP)	3.35%	3.26%	3.64%

Allowance for loan losses reconciliation, excluding SBA purchased and PPP loans

(Dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021

Allowance for loan losses	$14,559	$14,523	$17,590

Loans receivable (GAAP)	$1,012,465	$990,408	$889,479
Exclude: SBA purchased loans	(59,943)	(59,420)	(42,213)
Exclude: SBA PPP loans	(11)	(3,085)	(55,511)
Loans receivable excluding SBA purchased and PPP loans (non-GAAP)	$952,511	$927,903	$791,755

Allowance for loan losses to loans receivable (GAAP)	1.44%	1.47%	1.98%

Allowance for loan losses to loans receivable excluding SBA purchased and PPP loans (non-GAAP)	1.53%	1.57%	2.22%

Non-performing loans reconciliation, excluding SBA Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021

Non-performing loans (GAAP)	$27,534	$22,099	$383
Less: Non-performing SBA Government Guaranteed loans	(27,272)	(21,826)	-
Adjusted non-performing loans excluding SBA Government Guaranteed loans (non-GAAP)	$262	$273	$383

Non-performing loans to total loans (GAAP)	2.72%	2.23%	0.04%

Non-performing loans, excluding SBA Government Guaranteed loans to total loans (non-GAAP)	0.03%	0.03%	0.04%

Non-performing loans to total assets (GAAP)	1.62%	1.27%	0.02%

Non-performing loans, excluding SBA Government Guaranteed loans to total assets (non-GAAP)	0.02%	0.02%	0.02%

RVSB Reports First Quarter Fiscal 2023 Results
July 28, 2022

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.70 billion at June 30, 2022, it is the parent company of the 99-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 9 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as the impact on general economic and financial conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any future goodwill impairment due to changes in the Company’s business, changes in market conditions, including as a result of the COVID-19 pandemic and other factors related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2023 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports First Quarter Fiscal 2023 Results
July 28, 2022

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	June 30, 2022	March 31, 2022	June 30, 2021
ASSETS

Cash (including interest-earning accounts of $127,859, $224,589,	$141,836	$241,424	$334,741
and $318,639)
Certificate of deposits held for investment	249	249	249
Investment securities:
Available for sale, at estimated fair value	181,697	165,782	268,853
Held to maturity, at amortized cost	256,002	253,100	39,225
Loans receivable (net of allowance for loan losses of $14,559,
$14,523 and $17,590)	997,906	975,885	871,889
Prepaid expenses and other assets	26,897	12,396	12,912
Accrued interest receivable	5,012	4,650	4,940
Federal Home Loan Bank stock, at cost	2,019	2,019	1,722
Premises and equipment, net	16,973	17,166	17,940
Financing lease right-of-use assets	1,336	1,355	1,413
Deferred income taxes, net	9,060	7,501	5,047
Mortgage servicing rights, net	28	34	66
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	466	495	588
Bank owned life insurance	31,154	30,964	30,355

TOTAL ASSETS	$1,697,711	$1,740,096	$1,617,016

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,495,605	$1,533,878	$1,412,966
Accrued expenses and other liabilities	18,026	19,298	17,431
Advance payments by borrowers for taxes and insurance	523	555	555
Junior subordinated debentures	26,854	26,833	26,770
Finance lease liability	2,270	2,283	2,318
Total liabilities	1,543,278	1,582,847	1,460,040

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
June 30, 2022 – 22,154,170 issued and 21,943,160 outstanding;
March 31, 2022 – 22,155,636 issued and 22,127,396 outstanding;	219	221	222
June 30, 2021 - 22,351,235 issued and 22,277,868 outstanding;
Additional paid-in capital	60,838	62,048	63,213
Retained earnings	108,266	104,931	92,522
Accumulated other comprehensive income (loss)	(14,890)	(9,951)	1,019
Total shareholders’ equity	154,433	157,249	156,976

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,697,711	$1,740,096	$1,617,016

RVSB Reports First Quarter Fiscal 2023 Results
July 28, 2022

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended
(In thousands, except share data) (Unaudited)	June 30, 2022	March 31, 2022	June 30, 2021
INTEREST INCOME:
Interest and fees on loans receivable	$10,897	$10,631	$10,776
Interest on investment securities - taxable	1,834	1,563	999
Interest on investment securities - nontaxable	66	66	50
Other interest and dividends	397	129	95
Total interest and dividend income	13,194	12,389	11,920

INTEREST EXPENSE:
Interest on deposits	281	283	442
Interest on borrowings	252	200	194
Total interest expense	533	483	636
Net interest income	12,661	11,906	11,284
Provision for (recapture of) loan losses	-	(650)	(1,600)

Net interest income after provision for (recapture of) loan losses	12,661	12,556	12,884

NON-INTEREST INCOME:
Fees and service charges	1,721	1,681	1,855
Asset management fees	1,160	1,067	976
Bank owned life insurance ("BOLI")	190	187	190
BOLI death benefit in excess of cash surrender value	-	-	479
Other, net	55	31	88
Total non-interest income, net	3,126	2,966	3,588

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,952	6,366	5,754
Occupancy and depreciation	1,514	1,539	1,409
Data processing	778	753	765
Amortization of core deposit intangible	29	31	31
Advertising and marketing	197	127	152
FDIC insurance premium	116	118	95
State and local taxes	191	198	198
Telecommunications	50	45	46
Professional fees	301	290	317
Other	641	648	370
Total non-interest expense	9,769	10,115	9,137

INCOME BEFORE INCOME TAXES	6,018	5,407	7,335
PROVISION FOR INCOME TAXES	1,366	1,282	1,580
NET INCOME	$4,652	$4,125	$5,755

Earnings per common share:
Basic	$0.21	$0.19	$0.26
Diluted	$0.21	$0.19	$0.26
Weighted average number of common shares outstanding:
Basic	22,027,874	22,161,686	22,344,785
Diluted	22,037,320	22,172,735	22,358,764

RVSB Reports First Quarter Fiscal 2023 Results
July 28, 2022

(Dollars in thousands)	At or for the three months ended
	June 30, 2022	March 31, 2022	June 30, 2021
AVERAGE BALANCES
Average interest–earning assets	$1,635,048	$1,623,660	$1,478,715
Average interest-bearing liabilities	1,056,807	1,052,004	959,033
Net average earning assets	578,241	571,656	519,682
Average loans	995,066	973,461	925,161
Average deposits	1,518,961	1,508,632	1,373,086
Average equity	156,636	163,581	154,981
Average tangible equity (non-GAAP)	129,080	135,993	127,299

ASSET QUALITY	June 30, 2022	March 31, 2022	June 30, 2021

Non-performing loans	$27,534	$22,099	$383
Non-performing loans excluding SBA Government Guarantee (non-GAAP)	$262	$273	$383
Non-performing loans to total loans	2.72%	2.23%	0.04%
Non-performing loans to total loans excluding SBA Government Guarantee (non-GAAP)	0.03%	0.03%	0.04%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$27,534	$22,099	$383
Non-performing assets excluding SBA Government Guarantee (non-GAAP)	$262	$273	$383
Non-performing assets to total assets	1.62%	1.27%	0.02%
Non-performing assets to total assets excluding SBA Government Guarantee (non-GAAP)	0.02%	0.02%	0.02%
Net loan charge-offs (recoveries) in the quarter	$(36)	$-	$(12)
Net charge-offs (recoveries) in the quarter/average net loans	(0.01)%	0.00%	(0.01)%

Allowance for loan losses	$14,559	$14,523	$17,590
Average interest-earning assets to average
interest-bearing liabilities	154.72%	154.34%	154.19%
Allowance for loan losses to
non-performing loans	52.88%	65.72%	4592.69%
Allowance for loan losses to total loans	1.44%	1.47%	1.98%
Shareholders’ equity to assets	9.10%	9.04%	9.71%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.31%	16.38%	17.49%
Tier 1 capital (to risk weighted assets)	15.06%	15.12%	16.23%
Common equity tier 1 (to risk weighted assets)	15.06%	15.12%	16.23%
Tier 1 capital (to average tangible assets)	9.29%	9.19%	9.37%
Tangible common equity (to average tangible assets) (non-GAAP)	7.60%	7.57%	8.14%

DEPOSIT MIX	June 30, 2022	March 31, 2022	June 30, 2021

Interest checking	$301,047	$287,861	$274,081
Regular savings	326,337	340,076	307,026
Money market deposit accounts	281,300	299,738	265,894
Non-interest checking	476,618	494,831	443,797
Certificates of deposit	110,303	111,372	122,168
Total deposits	$1,495,605	$1,533,878	$1,412,966

RVSB Reports First Quarter Fiscal 2023 Results
July 28, 2022

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
June 30, 2022	(Dollars in thousands)
Commercial business	$227,012	$-	$-	$227,012
SBA PPP	11	-	-	11
Commercial construction	-	-	15,958	15,958
Office buildings	-	121,055	-	121,055
Warehouse/industrial	-	98,513	-	98,513
Retail/shopping centers/strip malls	-	86,699	-	86,699
Assisted living facilities	-	613	-	613
Single purpose facilities	-	271,677	-	271,677
Land	-	9,863	-	9,863
Multi-family	-	58,943	-	58,943
One-to-four family construction	-	-	14,796	14,796
Total	$227,023	$647,363	$30,754	$905,140

March 31, 2022
Commercial business	$225,006	$-	$-	$225,006
SBA PPP	3,085	-	-	3,085
Commercial construction	-	-	12,741	12,741
Office buildings	-	124,690	-	124,690
Warehouse/industrial	-	100,184	-	100,184
Retail/shopping centers/strip malls	-	97,192	-	97,192
Assisted living facilities	-	663	-	663
Single purpose facilities	-	260,108	-	260,108
Land	-	11,556	-	11,556
Multi-family	-	60,211	-	60,211
One-to-four family construction	-	-	11,419	11,419
Total	$228,091	$654,604	$24,160	$906,855

LOAN MIX	June 30, 2022	March 31, 2022	June 30, 2021
Commercial and construction	(Dollars in thousands)
Commercial business	$227,023	$228,091	$216,128
Other real estate mortgage	647,363	654,604	608,673
Real estate construction	30,754	24,160	11,386
Total commercial and construction	905,140	906,855	836,187
Consumer
Real estate one-to-four family	105,775	82,006	51,480
Other installment	1,550	1,547	1,812
Total consumer	107,325	83,553	53,292

Total loans	1,012,465	990,408	889,479

Less:
Allowance for loan losses	14,559	14,523	17,590
Loans receivable, net	$997,906	$975,885	$871,889

DETAIL OF NON-PERFORMING ASSETS
	Southwest
	Washington	Other	Total
June 30, 2022	(Dollars in thousands)
Commercial business	$95	$-	$95
Commercial real estate	117	-	117
Consumer	49	1	50
Subtotal	261	1	262

SBA Government Guaranteed	-	27,272	27,272

Total non-performing assets	$261	$27,273	$27,534

RVSB Reports First Quarter Fiscal 2023 Results
July 28, 2022

	At or for the three months ended
SELECTED OPERATING DATA	June 30, 2022	March 31, 2022	June 30, 2021

Efficiency ratio (4)	61.88%	68.01%	61.44%
Coverage ratio (6)	129.60%	117.71%	123.50%
Return on average assets (1)	1.08%	0.97%	1.46%
Return on average equity (1)	11.91%	10.23%	14.89%
Return on average tangible equity (1) (non-GAAP)	14.46%	12.30%	18.13%

NET INTEREST SPREAD
Yield on loans	4.39%	4.43%	4.67%
Yield on investment securities	1.74%	1.63%	1.53%
Total yield on interest-earning assets	3.24%	3.10%	3.24%

Cost of interest-bearing deposits	0.11%	0.11%	0.19%
Cost of FHLB advances and other borrowings	3.47%	2.79%	2.68%
Total cost of interest-bearing liabilities	0.20%	0.19%	0.27%

Spread (7)	3.04%	2.91%	2.97%
Net interest margin	3.11%	2.98%	3.07%

PER SHARE DATA
Basic earnings per share (2)	$0.21	$0.19	$0.26
Diluted earnings per share (3)	0.21	0.19	0.26
Book value per share (5)	7.04	7.11	7.05
Tangible book value per share (5) (non-GAAP)	5.78	5.86	5.80
Market price per share:
High for the period	$7.56	$8.00	$7.35
Low for the period	6.09	7.30	6.47
Close for period end	6.58	7.55	7.09
Cash dividends declared per share	0.0600	0.0550	0.0500

Average number of shares outstanding:
Basic (2)	22,027,874	22,161,686	22,344,785
Diluted (3)	22,037,320	22,172,735	22,358,764

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.